SUBSIDIARIES OF THE COMPANY

OutSource International of America, Inc., a Florida corporation
OutSource Franchising, Inc., a Florida corporation
Capital Staffing Fund, Inc., a Florida corporation
Employees Insurance Services, Inc., a Florida corporation
Synadyne I, Inc., a Florida corporation
Synadyne II, Inc., a Florida corporation
Synadyne III, Inc., a Florida corporation
Synadyne IV, Inc., a Florida corporation
Synadyne V, Inc., a Florida corporation